FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com

PNFP REPORTS DILUTED EPS OF $0.83, ROAA OF 0.77% AND ROTCE OF 9.77% FOR 2Q 2020
Strong balance sheet with elevated capital and liquidity and sound asset quality metrics

NASHVILLE, TN, July 21, 2020 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $0.83 for the quarter ended June 30, 2020, compared to net income per diluted common share of $1.31 for the quarter ended June 30, 2019, a decrease of 36.6 percent. Excluding gains and losses on the sale of investment securities and ORE expense for the three months ended June 30, 2020 and 2019, FHLB restructuring charges for the three months ended June 30, 2020, and branch rationalization charges and a loss from the sale of Pinnacle Bank's non-prime automobile portfolio for the three months ended June 30, 2019, net income per diluted common share was $0.89 in 2020, compared to $1.42 in 2019, a year-over-year decrease of 37.3 percent.
Net income per diluted common share was $1.20 for the six months ended June 30, 2020, compared to net income per diluted common share of $2.53 for the six months ended June 30, 2019, a decrease of 52.6 percent. Excluding gains and losses on the sale of investment securities and ORE expense for the six months ended June 30, 2020 and 2019, FHLB restructuring charges for the six months ended June 30, 2020 and branch rationalization charges and a loss from the sale of Pinnacle Bank's non-prime automobile portfolio for the six months ended June 30, 2019, net income per diluted common share was $1.28 in 2020, compared to $2.66 in 2019, a year-over-year decrease of 51.9 percent.
"Those that perform best through any economic cycle are the ones who are willing and able to quickly adapt to both temporary shifts and permanent change," said M. Terry Turner, Pinnacle's president and chief executive officer. "So for us, in the second quarter, we continued our intense focus on protecting our associates, clients, communities and shareholders from a rapidly progressing COVID-19 pandemic. In conjunction with the value we place on our long-term banking relationships, during the first and second quarters we granted payment deferrals on approximately $4.4 billion in loans and issued $2.2 billion in PPP loans to borrowers affected by the pandemic. We also fortified our balance sheet with additional liquidity and capital and began a diligent review of those borrowers we believe to be most impacted by the pandemic. As the second quarter evolved, we gathered an immense amount of borrower information through one-on-one discussions, organized surveys, industry data and other methods. This information, along with strong asset quality metrics, provides us a great deal of confidence about our portfolio's ability to better weather the impact of the pandemic and reconfirms the client selection processes we have deployed over these many years. As we enter the third quarter of 2020, our firm is looking forward to capitalizing on the opportunities that lie ahead for our franchise post-COVID-19."

BALANCE SHEET GROWTH:
•Loans at June 30, 2020 were $22.5 billion, an increase of $3.7 billion from June 30, 2019, reflecting year-over-year growth of 19.7 percent. Loans at June 30, 2020 increased $2.1 billion from March 31, 2020, reflecting a linked-quarter annualized growth rate of 41.6 percent. Contributing to the increased loan volumes at June 30, 2020 were $2.2 billion of loans issued through the Small Business Administration’s (SBA’s) Paycheck Protection Program (PPP) during the second quarter of 2020. The average yield on these loans, inclusive of $7.5 million of loan fee accretion recognized in the quarter, was 2.89 percent for the second quarter of 2020.
◦Average loans were $22.3 billion for the three months ended June 30, 2020, up $2.3 billion from $20.0 billion for the three months ended March 31, 2020, a linked-quarter annualized growth rate of 44.9 percent.
◦At June 30, 2020, the remaining discount associated with fair value accounting adjustments on acquired loans was $38.0 million, compared to $43.9 million at March 31, 2020.
◦At June 30, 2020, there were $68.7 million in SBA PPP loan fees remaining, which should be accreted into net interest income over the next two years as these loans are paid by borrowers or are forgiven under the PPP.
•Deposits at June 30, 2020 were a record $25.5 billion, an increase of $6.1 billion from June 30, 2019, reflecting year-over-year growth of 31.2 percent. Deposits at June 30, 2020 increased $4.2 billion from March 31, 2020, reflecting a linked-quarter annualized growth rate of 78.5 percent.
◦Average deposits were $24.8 billion for the three months ended June 30, 2020, compared to $20.7 billion for the three months ended March 31, 2020, a linked-quarter annualized growth rate of 79.8 percent.
◦Core deposits were $21.4 billion at June 30, 2020, compared to $16.5 billion at June 30, 2019 and $18.6 billion at March 31, 2020. The linked-quarter annualized growth rate of core deposits in the second quarter of 2020 was 59.9 percent.

"Traditionally, our firm has produced outsized growth predicated on our unique ability to attract great bankers to our firm," Turner said. "While we have pulled back on our recruiting to some extent, for the first six months of 2020, we’ve still attracted 56 revenue producers to our firm in 2020. And although we intend to hire fewer new associates than originally planned for 2020, we expect that the revenue producers we hire this year, combined with those hired over the last two years, should enable us to produce balance sheet growth beyond current levels of market demand.
"Obviously, the Paycheck Protection Program had a significant impact on our second quarter results. Although it is difficult to measure precisely the level of increased deposits that came to us from the PPP, our research indicates that our PPP borrowers increased their deposit balances with our firm by roughly $1.7 billion between March 31, 2020 and June 30, 2020, or approximately 61 percent of our linked-quarter core deposit growth of $2.8 billion."

PROFITABILITY:
•Return on average assets was 0.77 percent for the second quarter of 2020, compared to 0.40 percent for the first quarter of 2020 and 1.55 percent for the second quarter of 2019. Second quarter 2020 return on average tangible assets amounted to 0.81 percent, compared to 0.43 percent for the first quarter of 2020 and 1.67 percent for the second quarter of 2019.
◦Excluding the adjustments described above for both 2020 and 2019, return on average assets was 0.82 percent for the second quarter of 2020, compared to 0.42 percent for the first quarter of 2020 and 1.69 percent for the second quarter of 2019. Likewise, excluding those same adjustments, the firm’s return on average tangible assets was 0.87 percent for the second quarter of 2020, compared to 0.45 percent for the first quarter of 2020 and 1.82 percent for the second quarter of 2019.
•Return on average equity for the second quarter of 2020 amounted to 5.58 percent, compared to 2.58 percent for the first quarter of 2020 and 9.77 percent for the second quarter of 2019. Excluding preferred stockholders' equity for the three months ended June 30, 2020, return on average common equity for the second quarter of 2020 amounted to 5.66 percent, compared to 2.58 percent for the first quarter of 2020 and 9.77 percent for the second quarter of 2019. Second quarter 2020 return on average tangible common equity amounted to 9.77 percent, compared to 4.48 percent for the first quarter of 2020 and 17.74 percent for the second quarter of 2019.
◦Excluding the adjustments described above for both 2020 and 2019, return on average tangible common equity amounted to 10.45 percent for the second quarter of 2020, compared to 4.71 percent for the first quarter of 2020 and 19.28 percent for the second quarter of 2019.

"Profitability metrics were again significantly influenced by COVID-19," said Harold R. Carpenter, Pinnacle's chief financial officer. "As anticipated the reserve build of approximately $68 million was less than the first quarter. Nevertheless, the elevated provision was primarily due to higher than anticipated current unemployment metrics and qualitative overlays as a result of the uncertainty that exists in our markets. Additionally, exclusive of PPP loans, our loan portfolio decreased by $99.2 million when comparing June 30, 2020 to March 31, 2020, mostly due to loan draw requests, which were down by $380.4 million at June 30, 2020 when compared to March 31, 2020. We remain optimistic that our loan growth will achieve an annualized growth rate of low to mid-single digits in the second half of the year, but this will be subject to the ebbs and flows of the pandemic and the influence it has on business owners and the resulting leverage they are willing to accept in order to grow their businesses. Credit worthy opportunities, although down from prior years, are finding their way to the bank, and we are here to support those projects.
"Deposit inflows were strong and we ended the second quarter with exceptional core deposit growth even after considering the estimated impact of PPP. We continue to grow our core deposit base during these extraordinary times and attribute a large part of that growth to the focus of our relationship managers and the confidence our depositors place in them."

MAINTAINING A STRONG BALANCE SHEET:
•Net charge-offs were $5.4 million for the quarter ended June 30, 2020, compared to $10.2 million for the quarter ended March 31, 2020 and $4.1 million for the quarter ended June 30, 2019. Annualized net charge-offs as a percentage of average loans for the quarter ended June 30, 2020 were 0.10 percent, compared to 0.20 percent for the quarter ended March 31, 2020 and 0.09 percent for the second quarter of 2019.
•Nonperforming assets decreased to 0.38 percent of total loans and ORE at June 30, 2020, compared to 0.48 percent at March 31, 2020 and 0.55 percent at June 30, 2019. Nonperforming assets were $84.7 million at June 30, 2020, compared to $98.2 million at March 31, 2020 and $102.7 million at June 30, 2019.
•The classified asset ratio at June 30, 2020 was 11.2 percent, compared to 12.0 percent at March 31, 2020 and 13.9 percent at June 30, 2019. Classified assets were $338.4 million at June 30, 2020, compared to $350.1 million at March 31, 2020 and $337.8 million at June 30, 2019.
•The allowance for credit losses represented 1.27 percent of total loans at June 30, 2020, compared to 1.09 percent at March 31, 2020 and 0.48 percent at June 30, 2019. Excluding PPP loans, the allowance for credit losses as a percentage of loans was 1.41 percent at June 30, 2020.
◦The ratio of the allowance for credit losses to nonperforming loans increased to 456.1 percent at June 30, 2020, from 313.5 percent at March 31, 2020 and 118.6 percent at June 30, 2019. At June 30, 2020, purchased credit deteriorated loans of $8.9 million, which were recorded at fair value upon acquisition, represented 14.3 percent of the firm's nonperforming loans.

◦Provision for credit losses was $68.3 million in the second quarter of 2020, compared to $99.9 million in the first quarter of 2020 and $7.2 million in the second quarter of 2019.
•During the second quarter of 2020, the firm successfully issued 9.0 million depositary shares, each representing a 1/40th fractional interest in a share of Series B noncumulative, perpetual preferred stock in a registered public offering to both retail and institutional investors. Net proceeds from the transaction after issuance costs were approximately $217.6 million. The net proceeds, which have been retained at Pinnacle Financial, contributed to an increase in Tier 1 capital at Pinnacle Financial and will provide additional capital for general corporate purposes.

"Net charge-offs decreased by $4.8 million when comparing the second quarter to the first quarter of 2020 due in part to a $1.7 million partial recovery of a first quarter charge-off," Carpenter said. "This meaningful recovery in the second quarter was related to a credit that we charged down and disclosed last quarter as the credit had been immediately impacted by the pandemic. We highlight this matter as it points to the speed at which we believe our firm is traveling and intends to travel in addressing problem credits. Our goal is to identify these credits and work them to an appropriate resolution as quickly as possible.
"Although substantially all of our credit metrics improved during the second quarter, we continue to expend great effort on several focus segments within our loan portfolio that we believe are the most negatively impacted by COVID-19, namely hospitality, restaurants, retail and entertainment. Our financial advisors are hands-on in identifying those borrowers that are experiencing difficulty and working with them to eliminate or minimize whatever loss content may be present in their portfolios. We’ve also experienced great progress with respect to borrower deferrals. During April 2020, borrower deferrals topped out at approximately $4.4 billion. At June 30, 2020, deferrals had decreased to $4.2 billion and, as of July 17, 2020, loans for which principal and/or interest was being deferred had decreased to $2.7 billion. New deferral requests have essentially ceased. Though it's still early in this process, and the disruption being experienced is like nothing we have ever seen, we are optimistic that many of our borrowers are gaining traction and will find a path forward through the pandemic.”

REVENUES:
•Revenues for the quarter ended June 30, 2020 were $273.6 million, an increase of $9.7 million from the $263.9 million recognized in the first quarter of 2020, an annualized growth rate of 14.7 percent. Revenues were up $14.0 million from the second quarter of 2019, a year-over-year growth rate of 5.4 percent.
◦Revenue per fully diluted common share was $3.63 for the three months ended June 30, 2020, compared to $3.47 for the first quarter of 2020 and $3.39 for the second quarter of 2019.
•Net interest income for the quarter ended June 30, 2020 was $200.7 million, compared to $193.6 million for the first quarter of 2020 and $188.9 million for the second quarter of 2019, a year-over-year growth rate of 6.2 percent. Net interest margin was 2.87 percent for the second quarter of 2020, compared to 3.28 percent for the first quarter of 2020 and 3.48 percent for the second quarter of 2019.
•Impacting the firm’s net interest income and net interest margin in the second quarter were the impact of both the PPP and the firm’s building of additional on-balance sheet liquidity as a result of the pandemic. PPP loans increased the firm’s average loans by $1.7 billion during the second quarter of 2020. Additionally, the firm also maintained approximately $2.0 billion in average excess liquidity, primarily in Federal funds sold and other cash equivalent balances. The firm's second quarter 2020 net interest margin was negatively impacted by approximately 0.32 percent as a result of PPP loans and building of excess liquidity throughout 2020.
•Included in net interest income for the second quarter of 2020 was $5.8 million of discount accretion associated with fair value adjustments, compared to $7.4 million of discount accretion recognized in the first quarter of 2020 and $8.9 million in the second quarter of 2019. There remains $38.0 million of purchase accounting discount accretion as of June 30, 2020.
◦During the second quarter of 2020, the firm restructured approximately $392 million of FHLB advances resulting in $6.6 million of prepayment penalties, of which $2.9 million was recognized in the second quarter. The remaining prepayment penalties will be amortized over the next 5 years. The weighted average rate for the FHLB advances that were either paid off or restructured was 2.16 percent, while the new FHLB advances were acquired at an annualized rate of 0.60 percent.
•Noninterest income for the quarter ended June 30, 2020 was $73.0 million, compared to $70.4 million for the first quarter of 2020, a linked-quarter annualized growth rate of 14.8 percent. Compared to $70.7 million for the second quarter of 2019, noninterest income grew 3.2 percent year-over-year.
◦Wealth management revenues, which include investment, trust and insurance services, were $12.2 million for the quarter ended June 30, 2020, compared to $16.6 million for the first quarter of 2020 and $11.5 million for the second quarter of 2019, a year-over-year increase of 6.0 percent. Wealth management revenues have been aided by a growth in revenue producers over the last 12 to 18 months.
◦Income from the firm's investment in BHG was $17.2 million for the quarter ended June 30, 2020, up 10.4 percent compared to $15.6 million for the quarter ended March 31, 2020 and down 46.7 percent, compared to $32.3 million for the quarter ended June 30, 2019.
◦Net gains on mortgage loans sold were $19.6 million during the quarter ended June 30, 2020, up 128.6 percent compared to $8.6 million for the quarter ended March 31, 2020. Net gains on mortgage loans sold were up 226.4 percent, compared to $6.0 million during the quarter ended June 30, 2019. This dramatic growth reflects market conditions and the addition of a meaningful number of revenue producing mortgage originators over the last 12 to 18 months.
◦Other noninterest income was $17.2 million for the quarter ended June 30, 2020, compared to $20.1 million for the quarter ended March 31, 2020 and $16.5 million for the quarter ended June 30, 2019, year-over-year an increase of 4.4 percent. Contributing to the year-over-year growth were increases in SBA loan fees, loan swap fees and the value of the firm's bank-owned life insurance policies.

"After taking into account several of the tactics that were deployed in response to COVID-19, we are pleased with our net interest margin for the second quarter," Carpenter said. "These items will continue to impact our margin results over the next few quarters, but eventually their impact will lessen, allowing the GAAP margin to be more indicative of underlying business trends. Our focus for the third quarter will be to continue to reduce our deposit costs for both core and wholesale funding sources. Additionally, as the COVID-19 outlook improves, we also anticipate reducing our level of liquidity over the next two to three quarters and expect that eventually we will find our way to historical balance sheet liquidity levels. We’ve also been successful in the implementation of client loan floors on new and renewed loans. Our financial advisors are active with borrowers on this matter and during the second quarter, we negotiated new floors on $699 million in new and renewed short-term variable rate loans. Over and above that amount, we also negotiated floors on $1.1 billion in unfunded commitments also tied to short-term variable rates. These successful negotiations resulted in a loan floor penetration rate of 61 percent for funded loans and 85 percent for unfunded loans, which we consider to be exceptional. All of these matters should help support our core margin in future quarters.
"Our residential mortgage business continues to have a big year with a record of $551 million of secondary market placements in the second quarter. Our mortgage business remains robust and is helpful to us in countering our other businesses that have been more negatively impacted by the pandemic.

"We believe BHG is also having another great year. For the first six months of 2020, BHG further strengthened its balance sheet by increasing its reserves, while at the same time reporting quarter-over-quarter net earnings growth. BHG has recently announced that in the third quarter it will seek to access the capital markets as it looks to place its first securitization over the next few weeks. This securitization will allow BHG to retain the interest income from the loans originated by it at a spread that they believe is greater than spreads it has achieved through its traditional business model. BHG anticipates that approximately $175 million in on-balance sheet BHG loans will collateralize the anticipated $160 million in securitization proceeds. BHG will not substitute new loans for loans in the collateral pool that experience payment defaults. We are also excited that the entire issuance has achieved an investment grade rating providing further confidence to investors."

OTHER HIGHLIGHTS:
•The firm's efficiency ratio for the second quarter of 2020 decreased to 48.1 percent, compared to 52.0 percent for the first quarter of 2020 and 49.2 percent in the second quarter of 2019. The ratio of noninterest expenses to average assets was 1.61 percent for the second quarter of 2020, compared to 1.96 percent in the first quarter of 2020 and 1.98 percent in the second quarter of 2019.
◦Excluding the adjustments described above for both 2020 and 2019, the efficiency ratio was 46.0 percent for the second quarter of 2020, compared to 51.2 percent for the first quarter of 2020 and 45.9 percent for the second quarter of 2019. Excluding ORE expense for 2020 and 2019, FHLB restructuring charges for 2020 and branch rationalization charges in 2019, the ratio of noninterest expense to average assets was 1.54 percent for the second quarter of 2020, compared to 1.92 percent for the first quarter of 2020 and 1.89 percent for the second quarter of 2019.
•Noninterest expense for the quarter ended June 30, 2020 was $131.6 million, compared to $137.3 million in the first quarter of 2020 and $127.7 million in the second quarter of 2019, reflecting a year-over-year increase of 3.1 percent. Excluding ORE expense for 2020 and 2019, FHLB restructuring charges for 2020 and branch rationalization charges for 2019, noninterest expense for the second quarter of 2020 increased 3.2 percent over the second quarter of 2019.
◦Salaries and employee benefits were $73.9 million in the second quarter of 2020, compared to $80.5 million in the first quarter of 2020 and $75.6 million in the second quarter of 2019, reflecting a year-over-year decrease of 2.3 percent.
▪Included in salaries and employee benefits are costs related to the firm’s annual cash incentive plan. Incentive costs for this plan amounted to approximately $573,000 in the second quarter of 2020, compared to $4.7 million in the first quarter of 2020 and $11.0 million in the second quarter of last year. The firm announced that as a result of the pandemic’s impact on the anticipated earnings for this year, the firm has reduced its accrual for payouts under its broad-based cash incentive plan for 2020 to a payout of approximately 25 percent. Additionally, the firm announced that performance-based equity compensation expense for previously granted awards with performance criteria tied to fiscal year 2020 tranches has also been significantly reduced, as many of these awards are likely to be forfeited as a result of the pandemic.
•The effective tax rate for the second quarter of 2020 was expense of 15.2 percent, compared to a benefit of 6.2 percent for the first quarter of 2020 and expense of 19.6 percent for the second quarter of 2019. The effective tax rate in the first quarter of 2020 was impacted by the tax benefit related to provision expense associated with the COVID-19 pandemic.
•During the first quarter of 2020, the firm acquired 1.0 million shares of its common stock in open market transactions pursuant to its previously announced share repurchase program, at an average price of $50.01. Since the announcement of the repurchase program, the number of shares acquired has been 2.5 million at an average price of $52.66. The firm's last transaction to repurchase shares of its common stock was on March 19, 2020. Shortly thereafter, the company suspended its share repurchase program.

"Expenses decreased in the second quarter of 2020 due to a meaningful reduction in incentive accruals as a result of COVID-19's impact on our earnings for this year," Carpenter said. "At June 30, 2020, we continue to accrue a 25 percent target level payout due to the newly implemented core deposit component for which our associates are outperforming with respect to both deposit volume and rate goals. We also added $4.5 million to off-balance sheet reserves in bringing the total off-balance sheet reserve to $20.8 million for this year.
"As we consider expense run rates going into the remainder of 2020, we have eliminated much of our 2020 hiring plan to consider only staffing of our Atlanta buildout, key revenue producer adds in our other markets as well as critical operational positions. We reaffirm our belief that our 2020 annualized expense growth will be in the low to mid-single digit percentage in comparison to 2019."

BOARD OF DIRECTORS DECLARES DIVIDENDS
On July 21, 2020, Pinnacle Financial's Board of Directors approved a quarterly cash dividend of $0.16 per common share to be paid on Aug. 28, 2020 to common shareholders of record as of the close of business on Aug. 7, 2020. Additionally, on that same day, Pinnacle Financial's Board of Directors approved a quarterly dividend of approximately $3.8 million, or $16.88 per share (or $0.422 per depositary share), on its 6.75 percent Series B Non-Cumulative Perpetual Preferred Stock payable on Sept. 1, 2020 to shareholders of record at the close of business on Aug. 17, 2020.
The amount and timing of any future dividend payments to both preferred and common shareholders will be subject to the approval of Pinnacle's Board of Directors.

WEBCAST AND CONFERENCE CALL INFORMATION
Pinnacle will host a webcast and conference call at 8:30 a.m. CT on July 22, 2020, to discuss second quarter 2020 results and other matters. To access the call for audio only, please call 1-877-602-7944. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle's website at www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm is the No. 1 bank in the Nashville-Murfreesboro-Franklin MSA, according to 2019 deposit data from the FDIC. Pinnacle earned a spot on FORTUNE’s 2019 list of the 100 Best Companies to Work For® in the U.S., its third consecutive appearance. American Banker recognized Pinnacle as one of America’s Best Banks to Work For seven years in a row.
Pinnacle owns a 49 percent interest in Bankers Healthcare Group (BHG), which provides innovative, hassle-free financial solutions to healthcare practitioners and other licensed professionals. Great Place to Work and FORTUNE ranked BHG No. 1 on its 2020 list of Best Workplaces in New York in the small/medium business category.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $33.3 billion in assets as of June 30, 2020. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in 12 primarily urban markets in Tennessee, the Carolinas, Virginia and Georgia.
Additional information concerning Pinnacle, which is included in the Nasdaq Financial-100 Index, can be accessed at www.pnfp.com.
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Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "may," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to: (i) further deterioration in the financial condition of borrowers of Pinnacle Bank and its subsidiaries or BHG resulting in significant increases in loan losses and provisions for those losses and, in the case of BHG, substitutions; (ii) the further effects of the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic and its impact on general economic and financial market conditions and on Pinnacle Financial's and its customers' business, results of operations, asset quality and financial condition; (iii) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits, including during times when Pinnacle Bank is seeking to lower rates it pays on deposits; (iv) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the historical growth rate of its, or such entities', loan portfolio; (v) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (vi) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (vii) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Pinnacle Financial’s results, including as a result of compression to net interest margin; (viii) adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout Tennessee, North Carolina, South Carolina, Georgia and Virginia,  particularly in commercial and residential real estate markets; (ix) fluctuations or differences in interest rates on loans or deposits from those that Pinnacle Financial is modeling or anticipating, including as a result of Pinnacle Bank's inability to better match deposit rates with the changes in the short-term rate environment, or that affect the yield curve; (x) the results of regulatory examinations; (xi) Pinnacle Financial's ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions; (xii) difficulties and delays in integrating acquired businesses or fully realizing costs savings and other benefits from acquisitions; (xiii) BHG's ability to profitably grow its business and successfully execute on its business plans; (xiv) risks of expansion into new geographic or product markets including the recent expansion into the Atlanta, Georgia metro market; (xv) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including goodwill or other intangible assets; (xvi) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions; (xvii) deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xviii) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Bank's level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xix) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xx) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Bank contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xxi) the possibility of increased compliance and operational costs as a result of increased regulatory oversight (including by the Consumer Financial Protection Bureau), including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients;  (xxii) the risks associated with Pinnacle Financial and Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company if not prohibited from doing so by Pinnacle Financial or Pinnacle Bank; (xxiii) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxiv) the availability of and access to capital; (xxv) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of Pinnacle Bank's participation in and execution of government programs related to the COVID-19 pandemic; and (xxvi) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters
This release contains certain non-GAAP financial measures, including, without limitation, earnings per diluted common share, efficiency ratio and the ratio of noninterest expense to average assets, excluding in certain instances the impact of expenses related to other real estate owned, gains or losses on sale of investment securities, the charges associated with Pinnacle Financial's branch rationalization project, FHLB restructuring expenses, the sale of the remaining portion of Pinnacle Bank's non-prime automobile portfolio and other matters for the accounting periods presented. This release also includes non-GAAP financial measures which exclude the impact of loans originated under the PPP. This release may also contain certain other non-GAAP capital ratios and performance measures that exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue Bank, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure as well as the impact of Pinnacle Financial's Series B Preferred Stock. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2020 versus certain periods in 2019 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED
(dollars in thousands)
	June 30, 2020	December 31, 2019	June 30, 2019
ASSETS
Cash and noninterest-bearing due from banks	$213,551	$157,901	$153,071
Restricted cash	254,593	137,045	121,440
Interest-bearing due from banks	2,221,519	210,784	332,862
Federal funds sold and other	3,798	20,977	20,214
Cash and cash equivalents	2,693,461	526,707	627,587
Securities available-for-sale, at fair value	3,310,278	3,539,995	3,256,906
Securities held-to-maturity (fair value of $1.1 billion, net of allowance for credit losses of $188,000 at June 30, 2020, $201.2 million and $200.6 million at Dec. 31, 2019 and June 30, 2019, respectively)	1,048,035	188,996	190,928
Consumer loans held-for-sale	69,443	81,820	70,004
Commercial loans held-for-sale	16,201	17,585	21,295
Loans	22,520,300	19,787,876	18,814,318
Less allowance for credit losses	(285,372)	(94,777)	(90,253)
Loans, net	22,234,928	19,693,099	18,724,065
Premises and equipment, net	281,739	273,932	274,729
Equity method investment	302,879	278,037	243,875
Accrued interest receivable	112,675	84,462	84,582
Goodwill	1,819,811	1,819,811	1,807,121
Core deposits and other intangible assets	47,131	51,130	41,578
Other real estate owned	22,080	29,487	26,657
Other assets	1,383,451	1,220,435	1,171,028
Total assets	$33,342,112	$27,805,496	$26,540,355
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$6,892,864	$4,795,476	$4,493,419
Interest-bearing	4,815,012	3,630,168	3,129,941
Savings and money market accounts	9,338,719	7,813,939	7,547,166
Time	4,475,234	3,941,445	4,278,857
Total deposits	25,521,829	20,181,028	19,449,383
Securities sold under agreements to repurchase	194,553	126,354	154,169
Federal Home Loan Bank advances	1,787,551	2,062,534	1,960,062
Subordinated debt and other borrowings	717,043	749,080	464,144
Accrued interest payable	34,916	42,183	30,376
Other liabilities	390,573	288,569	305,860
Total liabilities	28,646,465	23,449,748	22,363,994
Preferred stock, no par value, $10.0 million shares authorized; 225,000 shares non-cumulative perpetual preferred stock, Series B, liquidation preference $1,000 issued and outstanding at June 30, 2020 and no shares issued and outstanding at Dec. 31, 2019 and June 30, 2019, respectively	217,632	—	—
Common stock, par value $1.00; 180.0 million shares authorized; 75.8 million, 76.6 million and 76.9 million shares issued and outstanding at June 30, 2020, Dec. 31, 2019 and June 30, 2019, respectively	75,836	76,564	76,929
Additional paid-in capital	3,019,286	3,064,467	3,076,486
Retained earnings	1,218,367	1,184,183	1,002,434
Accumulated other comprehensive income, net of taxes	164,526	30,534	20,512
Total stockholders' equity	4,695,647	4,355,748	4,176,361
Total liabilities and stockholders' equity	$33,342,112	$27,805,496	$26,540,355

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for per share data)	Three months ended			Six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest income:
Loans, including fees	$226,281	$236,420	$237,653	$462,701	$467,032
Securities
Taxable	9,589	10,268	12,243	19,857	25,783
Tax-exempt	14,596	13,824	12,556	28,420	24,228
Federal funds sold and other	1,272	2,557	3,399	3,829	6,691
Total interest income	251,738	263,069	265,851	514,807	523,734
Interest expense:
Deposits	33,727	50,698	58,988	84,425	113,205
Securities sold under agreements to repurchase	94	115	142	209	287
FHLB advances and other borrowings	17,260	18,704	17,803	35,964	34,078
Total interest expense	51,081	69,517	76,933	120,598	147,570
Net interest income	200,657	193,552	188,918	394,209	376,164
Provision for credit losses	68,332	99,889	7,195	168,221	14,379
Net interest income after provision for credit losses	132,325	93,663	181,723	225,988	361,785
Noninterest income:
Service charges on deposit accounts	6,910	9,032	8,940	15,942	17,482
Investment services	5,971	9,239	5,868	15,210	11,207
Insurance sales commissions	2,231	3,240	2,147	5,471	5,075
Gains on mortgage loans sold, net	19,619	8,583	6,011	28,202	10,889
Investment gains (losses) on sales, net	(128)	463	(4,466)	335	(6,426)
Trust fees	3,958	4,170	3,461	8,128	6,756
Income from equity method investment	17,208	15,592	32,261	32,800	45,551
Other noninterest income	17,185	20,058	16,460	37,243	31,211
Total noninterest income	72,954	70,377	70,682	143,331	121,745
Noninterest expense:
Salaries and employee benefits	73,887	80,480	75,620	154,367	145,996
Equipment and occupancy	22,026	20,978	23,844	43,004	43,175
Other real estate, net	2,888	2,415	2,523	5,303	2,769
Marketing and other business development	2,142	3,251	3,282	5,393	6,230
Postage and supplies	2,070	1,990	2,079	4,060	3,971
Amortization of intangibles	2,479	2,520	2,271	4,999	4,582
Other noninterest expense	26,113	25,715	18,067	51,828	35,014
Total noninterest expense	131,605	137,349	127,686	268,954	241,737
Income before income taxes	73,674	26,691	124,719	100,365	241,793
Income tax (benefit) expense	11,230	(1,665)	24,398	9,565	47,512
Net income	$62,444	$28,356	$100,321	$90,800	$194,281
Per share information:
Basic net income per common share	$0.83	$0.37	$1.31	$1.20	$2.54
Diluted net income per common share	$0.83	$0.37	$1.31	$1.20	$2.53
Weighted average common shares outstanding:
Basic	75,210,869	75,803,402	76,343,608	75,507,136	76,572,120
Diluted	75,323,259	75,966,295	76,611,657	75,645,768	76,866,163
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	June	March	December	September	June	March
	2020	2020	2019	2019	2019	2019
Balance sheet data, at quarter end:
Commercial and industrial loans	$8,516,333	6,752,317	6,290,296	6,002,285	5,795,107	5,419,520
Commercial real estate - owner occupied	2,708,306	2,650,170	2,669,766	2,595,837	2,624,160	2,617,541
Commercial real estate - investment	4,822,537	4,520,234	4,418,658	4,443,687	4,252,098	4,107,953
Commercial real estate - multifamily and other	561,481	550,338	620,794	669,721	709,135	693,652
Consumer real estate - mortgage loans	3,042,604	3,106,465	3,068,625	3,025,502	2,949,755	2,887,628
Construction and land development loans	2,574,494	2,520,937	2,430,483	2,253,303	2,117,969	2,097,570
Consumer and other	294,545	296,392	289,254	355,307	366,094	351,042
Total loans	22,520,300	20,396,853	19,787,876	19,345,642	18,814,318	18,174,906
Allowance for credit losses	(285,372)	(222,465)	(94,777)	(93,647)	(90,253)	(87,194)
Securities	4,358,313	4,089,821	3,728,991	3,583,119	3,447,834	3,444,049
Total assets	33,342,112	29,264,180	27,805,496	27,547,834	26,540,355	25,557,858
Noninterest-bearing deposits	6,892,864	4,963,415	4,795,476	4,702,155	4,493,419	4,317,787
Total deposits	25,521,829	21,333,171	20,181,028	20,000,677	19,449,383	18,480,461
Securities sold under agreements to repurchase	194,553	186,548	126,354	95,402	154,169	100,698
FHLB advances	1,787,551	2,317,520	2,062,534	2,052,548	1,960,062	2,121,075
Subordinated debt and other borrowings	717,043	669,658	749,080	750,488	464,144	484,703
Total stockholders' equity	4,695,647	4,385,128	4,355,748	4,294,630	4,176,361	4,055,939
Balance sheet data, quarterly averages:
Total loans	$22,257,168	20,009,288	19,599,620	19,216,835	18,611,164	17,938,480
Securities	4,194,811	3,814,543	3,662,829	3,507,363	3,412,475	3,302,676
Federal funds sold and other	2,618,832	807,796	717,927	802,326	530,556	469,909
Total earning assets	29,070,811	24,631,627	23,980,376	23,526,524	22,554,195	21,711,065
Total assets	32,785,391	28,237,642	27,604,774	27,134,163	25,915,971	25,049,954
Noninterest-bearing deposits	6,432,010	4,759,729	4,834,694	4,574,821	4,399,766	4,195,443
Total deposits	24,807,032	20,679,455	20,078,594	19,778,007	18,864,859	18,358,094
Securities sold under agreements to repurchase	191,084	141,192	109,127	134,197	117,261	109,306
FHLB advances	2,213,769	2,029,888	1,992,213	2,136,928	2,164,341	1,926,358
Subordinated debt and other borrowings	706,657	673,415	753,244	533,194	469,498	470,775
Total stockholders' equity	4,499,438	4,417,155	4,343,246	4,265,006	4,117,754	4,017,375
Statement of operations data, for the three months ended:
Interest income	$251,738	263,069	268,453	275,749	265,851	257,883
Interest expense	51,081	69,517	74,281	79,943	76,933	70,637
Net interest income	200,657	193,552	194,172	195,806	188,918	187,246
Provision for credit losses	68,332	99,889	4,644	8,260	7,195	7,184
Net interest income after provision for credit losses	132,325	93,663	189,528	187,546	181,723	180,062
Noninterest income	72,954	70,377	59,462	82,619	70,682	51,063
Noninterest expense	131,605	137,349	130,470	132,941	127,686	114,051
Income before taxes	73,674	26,691	118,520	137,224	124,719	117,074
Income tax (benefit) expense	11,230	(1,665)	22,441	26,703	24,398	23,114
Net income	$62,444	28,356	96,079	110,521	100,321	93,960

Profitability and other ratios:
Return on avg. assets (1)	0.77%	0.40%	1.38%	1.62%	1.55%	1.52%
Return on avg. equity (1)	5.58%	2.58%	8.78%	10.28%	9.77%	9.49%
Return on avg. common equity (1)	5.66%	2.58%	8.78%	10.28%	9.77%	9.49%
Return on avg. tangible common equity (1)	9.77%	4.48%	15.41%	18.28%	17.74%	17.60%
Common stock dividend payout ratio (16)	16.41%	14.61%	12.24%	12.31%	12.88%	13.39%
Net interest margin (2)	2.87%	3.28%	3.35%	3.43%	3.48%	3.62%
Noninterest income to total revenue (3)	26.66%	26.67%	23.44%	29.67%	27.23%	21.43%
Noninterest income to avg. assets (1)	0.89%	1.00%	0.85%	1.21%	1.09%	0.83%
Noninterest exp. to avg. assets (1)	1.61%	1.96%	1.88%	1.94%	1.98%	1.85%
Efficiency ratio (4)	48.10%	52.04%	51.44%	47.75%	49.19%	47.86%
Avg. loans to avg. deposits	89.72%	96.76%	97.61%	97.16%	98.66%	97.71%
Securities to total assets	13.07%	13.98%	13.41%	13.01%	12.99%	13.48%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	June 30, 2020			June 30, 2019
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$22,257,168	$226,281	4.16%	$18,611,164	$237,653	5.22%
Securities
Taxable	2,157,081	9,589	1.79%	1,781,814	12,243	2.76%
Tax-exempt (2)	2,037,730	14,596	3.44%	1,630,661	12,556	3.68%
Federal funds sold and other	2,618,832	1,272	0.20%	530,556	3,399	2.57%
Total interest-earning assets	29,070,811	$251,738	3.58%	22,554,195	$265,851	4.85%
Nonearning assets
Intangible assets	1,868,231			1,850,146
Other nonearning assets	1,846,349			1,511,630
Total assets	$32,785,391			$25,915,971

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	4,639,729	4,256	0.37%	3,150,865	9,305	1.18%
Savings and money market	9,181,266	8,904	0.39%	7,355,783	26,947	1.47%
Time	4,554,027	20,567	1.82%	3,958,445	22,736	2.30%
Total interest-bearing deposits	18,375,022	33,727	0.74%	14,465,093	58,988	1.64%
Securities sold under agreements to repurchase	191,084	94	0.20%	117,261	142	0.49%
Federal Home Loan Bank advances	2,213,769	9,502	1.73%	2,164,341	11,552	2.14%
Subordinated debt and other borrowings	706,657	7,758	4.42%	469,498	6,251	5.34%
Total interest-bearing liabilities	21,486,532	51,081	0.96%	17,216,193	76,933	1.79%
Noninterest-bearing deposits	6,432,010	—	—	4,399,766	—	—
Total deposits and interest-bearing liabilities	27,918,542	$51,081	0.74%	21,615,959	$76,933	1.43%
Other liabilities	367,411			182,258
Stockholders' equity	4,499,438			4,117,754
Total liabilities and stockholders' equity	$32,785,391			$25,915,971
Net interest income		$200,657			$188,918
Net interest spread (3)			2.62%			3.06%
Net interest margin (4)			2.87%			3.48%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $6.9 million of taxable equivalent income for the three months ended June 30, 2020 compared to $6.9 million for the three months ended June 30, 2019. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the three months ended June 30, 2020 would have been 2.84% compared to a net interest spread of 3.42% for the three months ended June 30, 2019.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Six months ended			Six months ended
	June 30, 2020			June 30, 2019
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$21,133,228	$462,701	4.48%	$18,276,680	$467,032	5.25%
Securities
Taxable	2,040,855	19,857	1.96%	1,813,693	25,783	2.87%
Tax-exempt (2)	1,963,822	28,420	3.47%	1,544,186	24,228	3.77%
Federal funds sold and other	1,713,314	3,829	0.45%	500,400	6,691	2.70%
Total interest-earning assets	26,851,219	$514,807	3.96%	22,134,959	$523,734	4.89%
Nonearning assets
Intangible assets	1,869,147			1,851,292
Other nonearning assets	1,791,150			1,499,104
Total assets	$30,511,516			$25,485,355

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	4,192,505	12,723	0.61%	3,140,734	18,628	1.20%
Savings and money market	8,639,407	29,339	0.68%	7,446,911	53,284	1.44%
Time	4,315,462	42,363	1.97%	3,727,061	41,293	2.23%
Total interest-bearing deposits	17,147,374	84,425	0.99%	14,314,706	113,205	1.59%
Securities sold under agreements to repurchase	166,138	209	0.25%	113,305	287	0.51%
Federal Home Loan Bank advances	2,121,828	19,909	1.89%	2,046,007	21,515	2.12%
Subordinated debt and other borrowings	690,036	16,055	4.68%	470,133	12,563	5.39%
Total interest-bearing liabilities	20,125,376	120,598	1.21%	16,944,151	147,570	1.76%
Noninterest-bearing deposits	5,595,869	—	—	4,298,169	—	—
Total deposits and interest-bearing liabilities	25,721,245	$120,598	0.94%	21,242,320	$147,570	1.40%
Other liabilities	331,975			175,193
Stockholders' equity	4,458,296			4,067,842
Total liabilities and stockholders' equity	$30,511,516			$25,485,355
Net interest income		$394,209			$376,164
Net interest spread (3)			2.76%			3.14%
Net interest margin (4)			3.06%			3.55%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $14.0 million of taxable equivalent income for the six-months ended June 30, 2020 compared to $13.4 million for the six months ended June 30, 2019. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the six months ended June 30, 2020 would have been 3.02% compared to a net interest spread of 3.49% for the six months ended June 30, 2019.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	June	March	December	September	June	March
	2020	2020	2019	2019	2019	2019
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$62,562	70,970	61,605	73,263	76,077	96,144
Other real estate (ORE) and other nonperforming assets (NPAs)	22,105	27,182	29,487	30,049	26,658	15,138
Total nonperforming assets	$84,667	$98,152	$91,092	$103,312	$102,735	$111,282
Past due loans over 90 days and still accruing interest	$1,982	$1,990	$1,615	$2,450	$2,733	$1,982
Accruing troubled debt restructurings (5)	$3,274	$3,869	$4,850	$5,803	$7,412	$5,481
Accruing purchase credit impaired loans	$14,616	$13,984	$13,249	$12,887	$12,632	$13,122
Net loan charge-offs	$5,385	$10,155	$3,515	$4,866	$4,136	$3,565
Allowance for credit losses to nonaccrual loans	456.1%	313.5%	153.8%	127.8%	118.6%	90.7%
As a percentage of total loans:
Past due accruing loans over 30 days	0.09%	0.17%	0.18%	0.24%	0.21%	0.22%
Potential problem loans (6)	1.12%	1.22%	1.39%	1.31%	1.21%	1.05%
Allowance for credit losses (20)	1.27%	1.09%	0.48%	0.48%	0.48%	0.48%
Nonperforming assets to total loans, ORE and other NPAs	0.38%	0.48%	0.46%	0.53%	0.55%	0.61%
Classified asset ratio (Pinnacle Bank) (8)	11.2%	12.0%	13.4%	13.5%	13.9%	13.0%
Annualized net loan charge-offs to avg. loans (7)	0.10%	0.20%	0.07%	0.10%	0.09%	0.08%
Wtd. avg. commercial loan internal risk ratings (6)	45.1	45.0	44.9	45.3	44.9	44.9
		44.4	4.5	4.4	4.4	4.5
Interest rates and yields:
Loans	4.16%	4.84%	5.00%	5.21%	5.22%	5.28%
Securities	2.59%	2.82%	2.85%	3.00%	3.20%	3.37%
Total earning assets	3.58%	4.41%	4.58%	4.78%	4.85%	4.94%
Total deposits, including non-interest bearing	0.55%	0.99%	1.10%	1.25%	1.25%	1.20%
Securities sold under agreements to repurchase	0.20%	0.33%	0.48%	0.45%	0.49%	0.54%
FHLB advances	1.73%	2.06%	2.10%	2.15%	2.14%	2.10%
Subordinated debt and other borrowings	4.42%	4.96%	4.04%	4.22%	5.34%	5.44%
Total deposits and interest-bearing liabilities	0.74%	1.19%	1.29%	1.40%	1.43%	1.37%

Capital and other ratios (8):
Pinnacle Financial ratios:
Stockholders' equity to total assets	14.1%	15.0%	15.7%	15.6%	15.7%	15.9%
Common equity Tier one	9.6%	9.4%	9.7%	9.6%	9.5%	9.4%
Tier one risk-based	10.4%	9.4%	9.7%	9.6%	9.5%	9.4%
Total risk-based	14.0%	12.8%	13.2%	13.2%	12.0%	12.0%
Leverage	8.4%	8.8%	9.1%	8.9%	9.1%	9.0%
Tangible common equity to tangible assets	8.3%	9.2%	9.6%	9.4%	9.4%	9.3%
Pinnacle Bank ratios:
Common equity Tier one	11.0%	11.0%	11.2%	11.1%	10.3%	10.4%
Tier one risk-based	11.0%	11.0%	11.2%	11.1%	10.3%	10.4%
Total risk-based	12.4%	12.2%	12.2%	12.1%	11.3%	11.4%
Leverage	8.9%	10.3%	10.5%	10.4%	9.8%	9.9%
Construction and land development loans as a percentage of total capital (19)	83.6%	84.2%	83.6%	79.9%	82.6%	84.1%
Non-owner occupied commercial real estate and multi-family as a percentage of total capital (19)	275.0%	264.1%	268.3%	272.8%	288.9%	282.5%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	June	March	December	September	June	March
	2020	2020	2019	2019	2019	2019

Per share data:
Earnings – basic	$0.83	0.37	1.26	1.45	1.31	1.22
Earnings - basic, excluding non-GAAP adjustments	$0.89	0.39	1.27	1.45	1.43	1.24
Earnings – diluted	$0.83	0.37	1.26	1.44	1.31	1.22
Earnings - diluted, excluding non-GAAP adjustments	$0.89	0.39	1.27	1.45	1.42	1.24
Common dividends per share	$0.16	0.16	0.16	0.16	0.16	0.16
Book value per common share at quarter end (9)	$59.05	57.85	56.89	55.97	54.29	52.63
Tangible book value per common share at quarter end (9)	$34.43	33.20	32.45	31.60	30.26	28.61
Revenue per diluted common share	$3.63	3.47	3.32	3.64	3.39	3.09
Revenue per diluted common share, excluding non-GAAP adjustments	$3.63	3.47	3.32	3.63	3.47	3.12

Investor information:
Closing sales price of common stock on last trading day of quarter	$41.99	37.54	64.00	56.75	57.48	54.70
High closing sales price of common stock during quarter	$48.98	64.03	64.80	61.14	59.23	59.55
Low closing sales price of common stock during quarter	$33.24	31.98	54.58	50.78	52.95	46.35

Closing sales price of depositary shares on last trading day of quarter	$25.98	—	—	—	—	—
High closing sales price of depositary shares during quarter	$26.05	—	—	—	—	—
Low closing sales price of depositary shares during quarter	$25.19	—	—	—	—	—

Other information:
Residential mortgage loan sales:
Gross loans sold	$550,704	286,703	322,228	302,473	291,813	193,830
Gross fees (10)	$16,381	9,490	9,953	9,392	8,485	5,695
Gross fees as a percentage of loans originated	2.97%	3.31%	3.09%	3.11%	2.91%	2.94%
Net gain on residential mortgage loans sold	$19,619	8,583	6,044	7,402	6,011	4,878
Investment gains (losses) on sales of securities, net (15)	$(128)	463	68	417	(4,466)	(1,960)
Brokerage account assets, at quarter end (11)	$4,499,856	4,000,643	4,636,441	4,355,429	4,287,985	4,122,980
Trust account managed assets, at quarter end	$2,908,131	2,714,582	2,942,811	2,530,356	2,425,791	2,263,095
Core deposits (12)	$21,391,794	18,604,262	17,617,479	17,103,470	16,503,686	16,340,763
Core deposits to total funding (12)	75.8%	75.9%	76.2%	74.7%	74.9%	77.1%
Risk-weighted assets	$24,937,535	24,600,490	23,911,064	23,370,342	22,706,512	22,001,959
Number of offices	113	111	111	114	114	114
Total core deposits per office	$189,308	167,606	158,716	150,030	144,769	143,340
Total assets per full-time equivalent employee	$12,936	11,422	11,180	11,217	11,241	10,997
Annualized revenues per full-time equivalent employee	$426.9	414.3	404.6	449.8	441.0	415.9
Annualized expenses per full-time equivalent employee	$205.4	215.6	208.1	214.8	216.9	199.0
Number of employees (full-time equivalent)	2,577.5	2,562.0	2,487.0	2,456.0	2,361.0	2,324.0
Associate retention rate (13)	94.5%	93.5%	92.8%	93.2%	93.0%	92.8%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Six months ended
(dollars in thousands, except per share data)	June	March	June	June	June
	2020	2020	2019	2020	2019

Net interest income	$200,657	193,552	188,918	394,209	376,164

Noninterest income	72,954	70,377	70,682	143,331	121,745
Total revenues	273,611	263,929	259,600	537,540	497,909
Less: Investment (gains) losses on sales of securities, net	128	(463)	4,466	(335)	6,426
Loss on sale of non-prime automobile portfolio	—	—	1,536	—	1,536
Total revenues excluding the impact of adjustments noted above	$273,739	263,466	265,602	537,205	505,871

Noninterest expense	$131,605	137,349	127,686	268,954	241,737
Less: Other real estate (ORE) expense	2,888	2,415	2,523	5,303	2,769
FHLB restructuring charges	2,870	—	—	2,870	—
Branch rationalization charges	—	—	3,189	—	3,189
Noninterest expense excluding the impact of adjustments noted above	$125,847	134,934	121,974	260,781	235,779

Pre-tax income	$73,674	26,691	124,719	100,365	241,793
Provision for credit losses	68,332	99,889	7,195	168,221	14,379
Pre-tax pre-provision income	142,006	126,580	131,914	268,586	256,172
Adjustments noted above	5,886	1,952	11,714	7,838	13,920
Adjusted pre-tax pre-provision income(14)	$147,892	128,532	143,628	276,424	270,092

Noninterest income	$72,954	70,377	70,682	143,331	121,745
Less: Adjustments as noted above	128	(463)	6,002	(335)	7,962
Noninterest income excluding the impact of adjustments noted above	$73,082	69,914	76,684	142,996	129,707

Efficiency ratio (4)	48.10%	52.04%	49.19%	50.03%	48.55%
Adjustments as noted above	(2.13)%	(0.83)%	(3.27)%	(1.49)%	(1.94)%
Efficiency ratio (excluding adjustments noted above)	45.97%	51.21%	45.92%	48.54%	46.61%

Total average assets	$32,785,391	28,237,642	25,915,971	30,511,516	25,485,355

Noninterest income to average assets (1)	0.89%	1.00%	1.09%	0.94%	0.96%
Adjustments as noted above	0.01%	—%	0.10%	—%	0.07%
Noninterest income (excluding adjustments noted above) to average assets (1)	0.90%	1.00%	1.19%	0.94%	1.03%

Noninterest expense to average assets (1)	1.61%	1.96%	1.98%	1.77%	1.91%
Adjustments as noted above	(0.07)%	(0.04)%	(0.09)%	(0.05)%	(0.04)%
Noninterest expense (excluding adjustments noted above) to average assets (1)	1.54%	1.92%	1.89%	1.72%	1.87%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	June	March	December	September	June	March
	2020	2020	2019	2019	2019	2019
Net income	$62,444	28,356	96,079	110,521	100,321	93,960
Investment (gains) losses on sales of securities, net	128	(463)	(68)	(417)	4,466	1,960
Sale of non-prime automobile portfolio	—	—	—	—	1,536	—
ORE expense	2,888	2,415	804	655	2,523	246
Branch rationalization charges	—	—	—	—	3,189	—
FHLB restructuring charges	2,870	—	—	—	—	—
Tax effect on adjustments noted above (18)	(1,539)	(510)	(192)	(62)	(3,062)	(577)
Net income excluding adjustments noted above	$66,791	29,798	96,623	110,697	108,973	95,589

Basic earnings per common share	$0.83	0.37	1.26	1.45	1.31	1.22
Adjustment due to investment (gains) losses on sales of securities, net	—	—	—	(0.01)	0.06	0.03
Adjustment due to sale of non-prime automobile portfolio	—	—	—	—	0.02	—
Adjustment due to ORE expense	0.04	0.03	0.01	0.01	0.04	—
Adjustment due to branch consolidation expense	—	—	—	—	0.04	—
Adjustment due to FHLB restructuring charges	0.04	—	—	—	—	—
Adjustment due to tax effect on adjustments noted above (18)	(0.02)	(0.01)	—	—	(0.04)	(0.01)
Basic earnings per common share excluding adjustments noted above	$0.89	0.39	1.27	1.45	1.43	1.24

Diluted earnings per common share	$0.83	0.37	1.26	1.44	1.31	1.22
Adjustment due to investment (gains) losses on sales of securities, net	—	—	—	(0.01)	0.06	0.03
Adjustment due to sale of non-prime automobile portfolio	—	—	—	—	0.02	—
Adjustment due to ORE expense	0.04	0.03	0.01	0.01	0.03	—
Adjustment due to branch consolidation expense	—	—	—	—	0.04	—
Adjustment due to FHLB restructuring charges	0.04	—	—	—	—	—
Adjustment due to tax effect on adjustments noted above (18)	(0.02)	(0.01)	—	0.01	(0.04)	(0.01)
Diluted earnings per common share excluding the adjustments noted above	$0.89	0.39	1.27	1.45	1.42	1.24

Revenue per diluted common share	$3.63	3.47	3.32	3.64	3.39	3.09
Adjustments as noted above	—	—	—	(0.01)	0.08	0.03
Revenue per diluted common share excluding adjustments noted above	$3.63	3.47	3.32	3.63	3.47	3.12

Equity method investment (17)
Fee income from BHG, net of amortization	$17,208	15,592	12,312	32,248	32,261	13,290
Funding cost to support investment	2,134	2,122	2,345	2,366	2,399	2,379
Pre-tax impact of BHG	15,074	13,470	9,967	29,882	29,862	10,911
Income tax expense at statutory rates	3,940	3,521	2,605	7,811	7,806	2,852
Earnings attributable to BHG	$11,134	9,949	7,362	22,071	22,056	8,059

Basic earnings per common share attributable to BHG	$0.15	0.13	0.10	0.29	0.29	0.10
Diluted earnings per common share attributable to BHG	$0.15	0.13	0.10	0.29	0.29	0.10

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Six months ended
(dollars in thousands, except per share data)	June	June
	2020	2019
Net income	$90,800	194,281
Investment (gains) losses on sales of securities, net	(335)	6,426
Sale of non-prime automobile portfolio	—	1,536
ORE expense	5,303	2,769
Branch consolidation expense	—	3,189
FHLB restructuring charges	2,870	—
Tax effect on adjustments noted above (18)	(2,049)	(3,639)
Net income excluding adjustments noted above	$96,589	204,562

Basic earnings per common share	$1.20	2.54
Adjustment due to investment (gains) losses on sales of securities, net	—	0.08
Adjustment due to sale of non-prime automobile portfolio	—	0.02
Adjustment due to ORE expense	0.07	0.04
Adjustment due to branch consolidation expense	—	0.04
Adjustment due to FHLB restructuring charges	0.04	—
Adjustment due to tax effect on adjustments noted above (18)	(0.03)	(0.05)
Basic earnings per common share excluding adjustments noted above	$1.28	2.67

Diluted earnings per common share	1.20	2.53
Adjustment due to investment (gains) losses on sales of securities, net	—	0.08
Adjustment due to sale of non-prime automobile portfolio	—	0.02
Adjustment due to ORE expense	0.07	0.04
Adjustment due to branch rationalization charges	—	0.04
Adjustment due to FHLB restructuring charges	0.04	—
Adjustment due to tax effect on adjustments noted above (18)	(0.03)	(0.05)
Diluted earnings per common share excluding the adjustments noted above	$1.28	2.66

Revenue per diluted common share	$7.11	6.48
Adjustments as noted above	(0.01)	0.08
Revenue per diluted common share excluding adjustments noted above	$7.10	6.56

Equity method investment (17)
Fee income from BHG, net of amortization	$32,800	45,551
Funding cost to support investment	4,256	4,778
Pre-tax impact of BHG	28,544	40,773
Income tax expense at statutory rates	7,461	10,658
Earnings attributable to BHG	$21,083	30,115

Basic earnings per common share attributable to BHG	$0.28	0.39
Diluted earnings per common share attributable to BHG	$0.28	0.39

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Six months ended
(dollars in thousands, except per share data)	June	March	June	June	June
	2020	2020	2019	2020	2019

Return on average assets (1)	0.77%	0.40%	1.55%	0.60%	1.54%
Adjustments as noted above	0.05%	0.02%	0.14%	0.04%	0.08%
Return on average assets excluding adjustments noted above (1)	0.82%	0.42%	1.69%	0.64%	1.62%

Tangible assets:
Total assets	$33,342,112	$29,264,180	$26,540,355	$33,342,112	$26,540,355
Less: Goodwill	(1,819,811)	(1,819,811)	(1,807,121)	(1,819,811)	(1,807,121)
Core deposit and other intangible assets	(47,131)	(48,610)	(41,578)	(47,131)	(41,578)
Net tangible assets	$31,475,170	$27,395,759	$24,691,656	$31,475,170	$24,691,656

Tangible equity:
Total stockholders' equity	$4,695,647	$4,385,128	$4,176,361	$4,695,647	$4,176,361
Less: Preferred stockholders' equity	(217,632)	—	—	(217,632)	—
Total common stockholders' equity	4,478,015	4,385,128	4,176,361	4,478,015	4,176,361
Less: Goodwill	(1,819,811)	(1,819,811)	(1,807,121)	(1,819,811)	(1,807,121)
Core deposit and other intangible assets	(47,131)	(48,610)	(41,578)	(47,131)	(41,578)
Net tangible common equity	$2,611,073	$2,516,707	$2,327,662	$2,611,073	$2,327,662

Ratio of tangible common equity to tangible assets	8.30%	9.19%	9.43%	8.30%	9.43%

Average tangible assets:
Average assets	$32,785,391	$28,237,642	$25,915,971	$30,511,516	$25,485,355
Less: Average goodwill	(1,819,811)	(1,819,811)	(1,807,121)	(1,819,811)	(1,807,121)
Average core deposit and other intangible assets	(48,421)	(50,252)	(43,025)	(49,337)	(44,171)
Net average tangible assets	$30,917,159	$26,367,579	$24,065,825	$28,642,368	$23,634,063

Return on average assets (1)	0.77%	0.40%	1.55%	0.60%	1.54%
Adjustment due to goodwill, core deposit and other intangible assets	0.04%	0.03%	0.12%	0.04%	0.12%
Return on average tangible assets (1)	0.81%	0.43%	1.67%	0.64%	1.66%
Adjustments as noted above	0.06%	0.02%	0.15%	0.04%	0.09%
Return on average tangible assets excluding adjustments noted above (1)	0.87%	0.45%	1.82%	0.68%	1.75%

Average tangible common stockholders' equity:
Average stockholders' equity	$4,499,438	$4,417,155	$4,117,754	$4,458,296	$4,067,842
Less: Average preferred stockholders' equity	(59,586)	—	—	(29,793)	—
Average common stockholders' equity	4,439,852	4,417,155	4,117,754	4,428,503	4,067,842
Less: Average goodwill	(1,819,811)	(1,819,811)	(1,807,121)	(1,819,811)	(1,807,121)
Average core deposit and other intangible assets	(48,421)	(50,252)	(43,025)	(49,337)	(44,171)
Net average tangible common equity	$2,571,620	$2,547,092	$2,267,608	$2,559,355	$2,216,550

Return on average equity (1)	5.58%	2.58%	9.77%	4.10%	9.63%
Adjustment due to average preferred stockholders' equity	0.08%	—%	—%	0.02%	—%
Return on average common equity (1)	5.66%	2.58%	9.77%	4.12%	9.63%
Adjustment due to goodwill, core deposit and other intangible assets	4.11%	1.90%	7.97%	3.01%	8.04%
Return on average tangible common equity (1)	9.77%	4.48%	17.74%	7.13%	17.68%
Adjustments as noted above	0.68%	0.23%	1.54%	0.46%	0.93%
Return on average tangible common equity excluding adjustments noted above (1)	10.45%	4.71%	19.28%	7.59%	18.61%

Book value per common share at quarter end	$59.05	$57.85	$54.29	$59.05	$54.29
Adjustment due to goodwill, core deposit and other intangible assets	(24.62)	(24.65)	(24.03)	(24.62)	(24.03)
Tangible book value per common share at quarter end (9)	$34.43	$33.20	$30.26	$34.43	$30.26

Allowance for credit losses on loans as a percent of total loans	1.27%	1.09%	0.48%	1.27%	0.48%
Impact of excluding PPP loans from total loans	0.14%	—%	—%	0.14%	—%
Allowance as adjusted for the above exclusion of PPP loans from total loans	1.41%	1.09%	0.48%	1.41%	0.48%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Troubled debt restructurings include loans where the company, as a result of the borrower's financial difficulties, has granted a credit concession to the borrower (i.e., interest only payments for a significant period of time, extending the maturity of the loan, etc.). All of these loans continue to accrue interest at the contractual rate. Troubled debt restructurings do not include, beginning with the quarter ended March 31, 2020, loans for which the Company has granted a deferral of interest and/or principal or other modification pursuant to the guidance issued by the FDIC providing for relief under the Coronavirus Aid, Relief and Economic Security Act.
6. Average risk ratings are based on an internal loan review system which assigns a numeric value of 10 to 100 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. The risk rating scale was changed to allow for granularity, if needed, in criticized and classified risk ratings to distinguish accrual status or structural loan issues. A "10" risk rating is assigned to credits that exhibit Excellent risk characteristics, "20" exhibit Very Good risk characteristics, "30" Good, "40" Satisfactory, "50" Acceptable or Average, "60" Watch List, "70" Criticized, "80" Classified or Substandard, "90" Doubtful and "100" Loss (which are charged-off immediately). Additionally, loans rated "80" or worse that are not nonperforming or restructured loans are considered potential problem loans. Generally, consumer loans are not subjected to internal risk ratings.
7. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
8. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total stockholders' equity as a percentage of end of period assets.
Tangible common equity to tangible assets - End of period total stockholders' equity less end of period preferred stock, goodwill, core deposit and other intangibles as a percentage of end of period assets less end of period goodwill, core deposit and other intangibles.
Leverage – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier I risk-based – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.
Tier I common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.
9. Book value per common share computed by dividing total common stockholders' equity by common shares outstanding. Tangible book value per common share computed by dividing total common stockholders' equity, less goodwill, core deposit and other intangibles by common shares outstanding.
10. Amounts are included in the statement of operations in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
11. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
12. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
13. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end. Associate retention rate does not include associates at acquired institutions displaced by merger.
14. Adjusted pre-tax, pre-provision income excludes the impact of other real estate expenses and income and investment gains and losses on sales of securities.
15. Represents investment gains (losses) on sales and impairments, net occurring as a result of gains or losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.
16. The dividend payout ratio is calculated as the sum of the annualized dividend rate for dividends paid on common shares divided by the trailing 12-months fully diluted earnings per common share as of the dividend declaration date.
17. Earnings from equity method investment includes the impact of the issuance of subordinated debt as well as the funding costs of the overall franchise. Income tax expense is calculated using statutory tax rates.
18. Tax effect calculated using the blended statutory rate of 26.14 percent.
19. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.
20. Effective January 1, 2020 Pinnacle Financial adopted the current expected credit loss accounting standard which requires the recognition of all losses expected to be recorded over a loan's life.